SUB-ITEM 77Q2:
Hal Liebes: A Form 3 was not timely filed to report his appointment as Senior Vice President of the Fund on August 11, 1997. AForm 3 was filed on July 1, 2003 to report this event.
Richard Lindquist: A Form 3 was not timely filed to report his appointment as President and Chief Investment Officer of the Fund on November 21, 1996. A Form 3 was filed on
July 1, 2003 to report this event.
Laurence Smith: A Form 3 was not timely filed to report his appointment as a Director of the Fund on May 14, 2002. A
Form 5 was filed on February 14, 2003 to report this event.